Exhibit 10.1

ASHLAND GLOBAL HOLDINGS INC.
SENIOR LEADERSHIP SEVERANCE PLAN
(Effective as of August 3, 2021)

1. Establishment; Purpose.

(a) Establishment. Ashland Global Holdings Inc. (collectively referred to herein, together with its majority-owned subsidiaries, as the “Company”) hereby establishes the Ashland Global Holdings Inc. Senior Leadership Severance Plan (the “Plan”), as set forth in this document, effective as of August 3, 2021 (the “Effective Date”). The Plan supersedes and replaces the Ashland Severance Pay Plan and the Ashland Salary Continuation Plan with respect to all Participants, effective as of the Effective Date.

(b) Purpose. The Plan is designed to provide for financial protection to certain key executives of the Company in the event of unexpected job loss (whether before or in connection with a Change in Control), in order to encourage the continued attention of Participants who are expected to make substantial contributions to the success of the Company and thereby provide for stability and continuity of management.

2. Certain Definitions. For purposes of the Plan, the following terms have the meanings set forth below:

“Annual Base Salary” means the Participant’s annual rate of base salary in effect as of the Date of Termination, and if the Date of Termination occurs during a Change in Control Protection Period, prior to any reduction that would qualify as a Good Reason termination event.

“Board” means the Board of Directors of Ashland Global Holdings Inc., as constituted at any time.

“Cause” shall mean (a) the willful and continued failure of a Participant to substantially perform his or her duties with the Company (other than such failure resulting from the Participant’s incapacity due to physical or mental illness), (b) any act by a Participant that would constitute a felony under the laws of the United States, or (c) any act or omission by a Participant which reasonably constitutes dishonesty, disloyalty, fraud, deceit, gross negligence, willful misconduct or recklessness during the course of his or her duties, including, but not limited to the willful violation of the Company’s by-laws, Global Code of Conduct, or other corporate policies and procedures governing employee conduct.

“Change in Control” shall be deemed to have occurred if:

(a) there shall be consummated (i) any consolidation, merger or similar transaction of Ashland Global Holdings Inc. (a “Business Combination”) (other than a consolidation, merger or similar transaction of Ashland Global Holdings Inc. into or with a direct or indirect wholly-owned subsidiary) as a result of which (x) the stockholders of Ashland Global Holdings Inc. immediately prior to the Business Combination own (directly or indirectly), immediately after the Business Combination, less than 50% of the then outstanding shares of common stock that are entitled to vote generally for the election of directors of the corporation resulting from such Business Combination (including as a result of shares of common stock being converted into cash, securities or other property) or (y) the holders of common stock of Ashland Global Holdings Inc. immediately prior to the Business Combination do not have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the Business Combination; or (ii) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all the assets of Ashland Global Holdings Inc., provided, however, that no sale, lease, exchange or other transfer of all or substantially all the assets of Ashland Global Holdings Inc. shall be deemed to occur unless the fair market value of assets constituting at least 80% of the fair market value of Ashland Global Holdings Inc.’s total assets are transferred pursuant to such sale, lease, exchange or other transfer, or

(b) the stockholders of Ashland Global Holdings Inc. shall approve any plan or proposal for the liquidation or dissolution of Ashland Global Holdings Inc., or

(c) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) shall become the Beneficial Owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of securities of Ashland Global Holdings Inc. representing 20% or more of the combined voting power of Ashland Global Holdings Inc.’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately-negotiated purchases or otherwise, without the approval of the Board, or

(d) at any time during a period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by Ashland Global Holdings Inc.’s stockholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.

“Change in Control Protection Period” means the period beginning upon the occurrence of a Change in Control through and until the second anniversary of the occurrence of such Change in Control.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compensation Committee” means the Compensation Committee of the Board, or its delegate.

“Date of Termination” means the date of the Participant’s “separation from service” within the meaning of Section 409A of the Code.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Good Reason” shall mean any of the following events during a Change in Control Protection Period without the Participant’s consent: (a) a reduction of fifteen percent or more in the Participant’s Annual Base Salary, target annual incentive opportunity, or both, in each case as in effect immediately prior to a Change in Control, or (b) a relocation of the Participant’s principal place of business or primary work location (if working remotely) to a location that is outside a 50 mile radius from the Participant’s principal place of business or primary work location (if working remotely) as in effect immediately before the Change in Control, or (c) any material diminution in the nature and scope of the Participant’s responsibilities, duties or authority from those in effect immediately prior to the Change of Control, other than any diminution primarily attributable to the fact that the Company may no longer be a public company or to other changes in the identity, nature, size or structure of the Company; and provided, that a change in the Participant’s title or reporting relationship shall not of itself constitute Good Reason (unless such change also results in a material diminution as described above). If a Participant terminates his or her employment for Good Reason, the Participant shall provide written notice of the same to his or her direct supervisor, which written notice shall indicate the specific provision relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment for “Good Reason” under the provisions(s) so indicated. Notwithstanding the foregoing, “Good Reason” shall not exist unless and until the Participant provides the Company with written notice of the act(s) alleged to constitute “Good Reason” within 90 calendar days of the Participant’s knowledge of the occurrence of such acts(s), and the Company fails to cure such acts within 30 calendar days of receipt of such notice. Further, if the Company fails to cure such act(s) within this 30 calendar day period, then the Participant must exercise the right to terminate his or her employment for Good Reason within 60 calendar days thereafter, in writing, in order for the termination to be for Good Reason.

“Participant” means an eligible employee who is one of the Participants in the Plan in accordance with Section 3 hereof.

“Prior Year Annual Incentive” has the meaning provided in Section 4(a)(i).

“Pro-Rated Annual Incentive” has the meaning provided in Section 4(a)(ii).

“Qualified Termination” means any termination of a Participant’s employment: (i) at any time other during the Change in Control Protection Period, by the Company without Cause (and not as a result of the Participant’s disability or death); or (ii) solely during the Change in Control Protection Period, by the Company without Cause (and not as a result of the Participant’s disability or death), or by the Participant for Good Reason.

“Release” has the meaning given to that term in Section 5 hereof.

“Severance Multiple” has the meaning provided in Section 4(a)(v) or Section 4(b)(iii), as applicable.

“Target Annual Incentive” means the dollar value of the Participant’s target annual incentive opportunity as in effect as of the Date of Termination, and if the Date of Termination occurs during a Change in Control Protection Period, prior to any reduction that would qualify as a Good Reason termination event.

3. Participation.

(a) Designation of Participants. Subject to the non-duplication provisions of Section 9(b) of the Plan, an employee of the Company who is either (i) classified in employee bands 22 or above (or their successor employee classifications), or (ii) otherwise specifically designated as eligible for this Plan by the Compensation Committee or the Chief Executive Officer of the Company, will be entitled to participate in the Plan, regardless of length of service. Notwithstanding the foregoing, employees of foreign subsidiaries, except U.S. employees on expatriate assignments, shall not be eligible to participate in this Plan. The employees eligible to participate in the Plan (the “Participants”) are intended to constitute a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA.

(b) Duration of Participation. A Participant shall cease to be a Participant in this Plan if: (i) the Participant ceases to be employed by the Company, unless such Participant is then entitled to a severance benefit as provided in Section 4 of this Plan; or (ii) the Compensation Committee removes the employee as a Participant. Further, participation in this Plan is subject to the unilateral right of the Compensation Committee to terminate or amend the Plan in whole or in part as provided in Section 16 hereof. Notwithstanding anything herein to the contrary, a Participant who is then entitled to a severance benefit as provided in Section 4 of this Plan shall remain a Participant in this Plan until the amounts and benefits payable under this Plan have been paid or provided to the Participant in full. Any severance benefits to be provided to a Participant under this Plan are subject to all of the terms and conditions of the Plan.

(c) No Employment Rights. Participation in the Plan does not alter the status of a Participant as an at-will employee, and nothing in the Plan will limit or affect in any manner the right of the Company to terminate the employment or adjust the compensation of a Participant at any time and for any reason (with or without Cause).

4. Severance Benefits.

(a) Qualified Termination Other Than During a Change in Control Protection Period. Subject to compliance with Section 5 hereof, in the event that a Participant incurs a Qualified Termination other than during a Change in Control Protection Period, the Participant shall be entitled to the compensation and benefits set forth in this Section 4(a):

(i) Prior Year Annual Incentive. The Company shall pay to the Participant the amount of any annual incentive that has been earned by the Participant for a completed fiscal year or other measuring period preceding the Date of Termination (or that would have been earned by the Participant had his or her employment continued through the date such annual incentive is paid to continuing employees), but has not yet been paid to the Participant (the “Prior Year Annual Incentive”), payable in a single lump sum no later than two and one half months following the end of the completed fiscal year or other measuring period.

(ii) Pro-Rated Annual Incentive. The Participant will be eligible to receive an amount equal to his or her Target Annual Incentive for the fiscal year or other measuring period during which the Date of Termination occurs, which shall be pro-rated based on the number of days in the Company’s fiscal year or other measuring period through (and including) the Date of

Termination (the “Pro-Rated Annual Incentive”) and payable in a single lump sum within 15 calendar days after the Release described in Section 5 becomes effective and irrevocable in accordance with its terms.

(iii) Severance. The Company shall pay, or cause to be paid, to the Participant an amount equal to the product of (A) the Severance Multiple (defined in Section 4(a)(v) below), multiplied by (B) the Participant’s Annual Base Salary. Any severance payable pursuant to this Section 4(a)(iii) will be paid in in a single lump sum within 15 calendar days after the Release described in Section 5 becomes effective and irrevocable in accordance with its terms.

(iv) Welfare Benefits. The Participant shall be eligible under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) to elect to continue group health plan coverage under the medical, dental and/or vision plans in which the Participant, and as applicable, the Participant’s eligible dependents, were enrolled immediately prior to the Qualified Termination. The Participant must make a valid and timely COBRA election in order to receive this coverage, and thereafter pay the monthly premiums for this coverage as they become due. Upon commencing COBRA coverage, for the Initial Benefits Continuation Period, as defined below, the Participant will pay monthly premiums equal to the rates that apply to the Company’s active employees for coverage of the employee, and as applicable, the employees’ eligible dependents, under the applicable group health plan(s) as apply from time-to-time. The “Initial Benefits Continuation Period” runs from the date of the Qualified Termination until the earlier of the date on which (A) the COBRA coverage has continued for the number of months that correspond to the years (and fractions thereof) of the Participant’s Severance Multiple (as defined in Section 4(a)(v) below), (B) the COBRA coverage has continued for the number of months the Participant is eligible to receive continuation of group health plan coverage under COBRA, or (C) the date on which the Participant becomes eligible for medical, vision and dental coverage from a third party. In the event that the Initial Benefits Continuation Period is shorter than the total number of months the Participant is eligible to receive continuation of group plan coverage under COBRA, then for the remaining months of the Participant’s COBRA eligibility period, the Participant may continue group plan coverage under COBRA by paying the full monthly premium amounts that apply to terminated employees, and as applicable, the employees’ eligible dependents, under the applicable group health plan(s). The Company may modify its obligation under this Section 4(a)(iv) to the extent reasonably necessary to avoid any penalty or excise taxes imposed on it in connection with the continued payment of premiums by the Company under the Patient Protection and Affordable Care Act of 2010, as amended.

In addition, if (x) the Initial Benefits Continuation Period expires after 18 months because the Participant is no longer eligible for continuation of group health plan coverage under COBRA, (y) the Participant has not obtained coverage through another individual or group health plan, and (z) the Participant’s Severance Multiple (as defined in Section 4(a)(v) below) exceeds 1.5, then to assist the Participant with the cost of obtaining replacement coverage at the expiration of the Initial Benefits Continuation Period, the Participant shall be entitled to receive a single lump sum cash payment equal to the employer paid monthly premium times the number of months remaining in the Severance Multiple (assuming for this purpose that the Severance Multiple is expressed in terms of years) for group health coverage that the Company was subsidizing on behalf of the Participant immediately prior to the expiration of the Initial Benefits Continuation Period, less applicable withholdings, which shall be paid within 15 calendar days after the Release described in Section 5 becomes effective and irrevocable in accordance with its terms.

(v) Severance Multiple. For purposes of this Section 4(a), the term “Severance Multiple” means (A) If the Participant is the Chief Executive Officer of the Company, 2.0; (B) if the Participant is designated by the Board as a “Section 16 officer” (other than the Chief Executive Officer), 1.5; and (C) for any other Participant, 1.0.

(vi) Additional Payments and Benefits. In addition to the payments and benefits described in this Section 4(a):

(A) The vesting of equity awards shall be governed by the terms of the Ashland Global Holdings Inc. 2021 Omnibus Incentive Compensation Plan, the Ashland Global Holdings Inc. 2018 Omnibus Incentive Compensation Plan, the Amended and Restated 2015 Ashland Global Holdings Inc. Incentive Plan, or any of their successor equity incentive plans, as applicable.

(B) The Company shall, at its sole expense as incurred, (i) provide the Participant with outplacement services from a recognized outplacement service provider selected by the Company for up to one year after the Participant’s Qualified Termination, and (ii) continue to provide the Participant with financial planning services, under the terms, and subject to the conditions, of the financial planning policy applicable to the Participant on the Date of Termination, through the end of the calendar year in which the Date of Termination occurs.

(b) Qualified Termination During a Change in Control Protection Period. Subject to compliance with Section 5 hereof, in the event that a Participant incurs a Qualified Termination during a Change in Control Protection Period, then the Company shall pay or provide, or cause to be paid or provided, to the Participant the payments and benefits set forth in Section 4(a) above, as modified by this Section 4(b) as set forth below:

(i) Prior Year Annual Incentive. The Company shall pay to the Participant the Prior Year Annual Incentive under the terms, and subject to the conditions, set forth in Section 4(a)(i) above.

(ii) Pro-Rated Annual Incentive. Subject to Section 6 below, the Company shall pay to the Participant the Pro-Rated Annual Incentive under the terms, and subject to the conditions, set forth in Section 4(a)(ii) above.

(iii) Severance. The Company shall pay, or cause to be paid, to the Participant an amount equal to the product of (A) the Severance Multiple (defined below in this paragraph (iii)), multiplied by (B) the sum of the Participant’s Annual Base Salary and Target Annual Incentive. Any severance payable pursuant to this Section 4(b)(iii) will be paid in in a single lump sum within 15 calendar days after the Release described in Section 5 becomes effective and irrevocable in accordance with its terms. For purposes of this Section 4(b)(iii), the “Severance Multiple” shall be as follows: (A) If the Participant is the Chief Executive Officer of the Company, 3.0; (B) if the Participant is designated by the Board as a “Section 16 officer” (other than the Chief Executive Officer), 2.0; and (C) for any other Participant, 1.0, rather than the Severance Multiple set forth in Section 4(a)(v) above.

(iv) Welfare Benefits. For purposes of determining the continued welfare benefits described in Section 4(a)(iv) above, the Initial Benefits Continuation Period, as defined therein, shall be determined without regard to application of paragraph (A) of that definition. In addition, if (A) the Initial Benefits Continuation Period expires after 18 months because the Participant is no longer eligible for continuation of group health plan coverage under COBRA, (B) the Participant has not obtained coverage through another individual or group health plan, and (C) the Participant’s Severance Multiple (as defined in Section 4(b)(iii) above) exceeds 1.5, then to assist the Participant with the cost of obtaining replacement coverage at the expiration of the Initial Benefits Continuation Period, the Participant shall be entitled to receive a single lump sum cash payment equal to the employer paid monthly premium times the number of months remaining in the Severance Multiple (assuming for this purpose that the Severance Multiple is expressed in terms of years) for group health coverage that the Company was subsidizing on behalf of the Participant immediately prior to the expiration of the Initial Benefits Continuation Period, less applicable withholdings, which shall be paid within 15 calendar days after the Release described in Section 5 becomes effective and irrevocable in accordance with its terms.

(v) Additional Payments and Benefits. In addition to the payments and benefits described in this Section 4(b):

(A) The vesting of equity awards shall be governed by the terms of the Ashland Global Holdings Inc. 2021 Omnibus Incentive Compensation Plan, the Ashland Global Holdings Inc. 2018 Omnibus Incentive Compensation Plan, the Amended and Restated 2015 Ashland Global Holdings Inc. Incentive Plan, or any of their successor equity incentive plans, as applicable.

(B) The Company shall, at its sole expense as incurred, (i) provide the Participant with outplacement services from a recognized outplacement service provider selected by the Company for up to one year after the Participant’s Qualified Termination, (ii) continue to provide the Participant with financial planning services, under the terms, and subject to the conditions, of the financial planning policy applicable to the Participant on the Date of Termination, through the end of the calendar year in which the Date of Termination occurs, and (iii) reimburse the Participant for any legal fees or expenses incurred by the Participant during his or her lifetime to enforce the payment of Plan benefits, within 15 business days after the Participant provides copies of applicable invoices to the Company.

(c) Other Benefits. Upon a Qualified Termination, to the extent not theretofore paid or provided, the Company shall pay or provide, or cause to be paid or provided, to the Participant any other amounts or benefits required to be paid or provided or which the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company in accordance with the terms and normal procedures of each such plan, program, policy or practice or contract or agreement, based on accrued and vested benefits through the Date of Termination.

(d) Resignation from All Positions. Notwithstanding any other provision of this Plan, upon the termination of a Participant’s employment for any reason, unless otherwise requested by the Company, the Participant shall immediately resign from all positions that he or she holds or has ever held with the Company, including, if applicable, as a member of the Board. Each Participant agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he or she shall be treated for all purposes as having so resigned upon termination of his or her employment, regardless of when or whether he or she executes any such documentation.

(e) No Mitigation. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and, except as provided in Section 4(a)(iv) of the Plan, such amounts shall not be reduced whether or not the Participant obtains other employment.

5. Release. Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to provide any severance payment or benefit under Sections 4(a) or 4(b) unless the Participant executes a Severance Agreement and General Release on a form provided by the Company (the “Release”), and the Release becomes effective and irrevocable in accordance with its terms, within 55 calendar days after the Participant’s Date of Termination. The Release will provide: (a) that the Participant and his or her successors waive all claims against the Company related to his or her employment, (b) that the Participant will not participate in litigation or other legal action against the Company with respect to his or her termination, (c) that the Participant will be subject to certain confidentiality, assignment of works and non-disparagement provisions, (d) that the Participant will be subject to certain non-competition and non-solicitation (employees, service providers and customers) covenants for a period of time equal to the Participant’s Severance Multiple (or for such shorter period of time as the Company may determine to be required or reasonably advisable in order to make the covenants enforceable and otherwise compliant with applicable law), and (e) that the Participant will cooperate with the Company on transition matters or in any internal investigation or administrative, regulatory, or judicial proceeding as reasonably requested by the Company. The terms of each Release may differ from other Releases delivered under the Plan at the same time, or at some other times. The Participant’s local HR representative will coordinate the preparation and execution of the Release and provide the Participant with a copy for his or her file. The Participant will be responsible for obtaining his or her own legal advice.

6. Treatment of Annual Incentive on a Change in Control. In the event that: (a) a Participant is covered by an annual incentive plan maintained by the Company immediately prior to a Change in Control, (b) the annual incentive plan is not assumed or continued by the resulting entity in a Change in Control, and (c) the Participant remains employed by the Company through the day immediately prior to the Change in Control, then the Company shall pay to the Participant a Pro-Rated Annual Incentive for the fiscal year in which the Change in Control occurs (and, for this purpose, pro-rated through the date immediately preceding the Change in Control), which shall be paid to the Participant in a single lump sum within 15 calendar days after the Change in Control and shall be in lieu of, and not in duplication of, any annual incentive (or pro-rated annual incentive under Section 4(b)(ii) of the Plan) for the portion of such fiscal year or other measuring period ending on the Change in Control.

7. Clawback. Notwithstanding anything contained in Sections 4 or 5 of this Plan to the contrary, in the event the Company determines that the Participant has breached any of his or her obligations under the Release, then: (a) the Company’s obligation to pay the amounts or provide the benefits to that Participant under Section 4(a) and 4(b) of the Plan, as applicable, shall immediately terminate and be of no further force or effect and the Participant will forfeit his or her rights to receive any such amounts or benefits; and (b) the Participant shall, immediately upon written demand, repay to the Company the amounts, if any, paid or provided to the Participant under Section 4(a) and 4(b) of the Plan, as applicable, prior to the date that the Participant received the written demand. To the extent not prohibited under applicable law, the Company, in its sole and absolute discretion, will have the right to set off (or cause to be set off) any amounts otherwise due to the Participant from the Company in satisfaction of any repayment obligation of the Participant under this Section 7, provided that any such amounts are exempt from, or set off in a manner intended to comply with the requirements of Section 409A of the Code. Nothing contained in this Section 7 is intended to or shall be interpreted as diminishing or otherwise limiting the Company’s right under applicable law to enforce its interests, including under the other provisions of the Release.

8. Acceptance of Benefits. If a Participant receives and accepts all of the applicable benefits provided under Section 4 of the Plan, he or she shall be deemed thereby to have waived any right or cause of action against the Company and its directors, officers, or employees arising from the termination of the Participant’s employment, and he or she shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the plan administrator, the Compensation Committee or the Company, in any case in accordance with the terms and conditions of the Plan.

9. Effect on Other Plans, Agreements and Benefits.

(a) Relation to Other Benefits. A Participant’s voluntary termination of employment, with or without Good Reason, shall in no way affect the Participant’s ability to terminate employment by reason of the Participant’s “retirement” under, or to be eligible to receive benefits under, any compensation and benefits plans, programs or arrangements of the Company, including, without limitation, any retirement or pension plans or arrangements or substitute plans adopted by the Company, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan. Any economic or other benefit to a Participant under this Plan will not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement, workers compensation or other benefit or compensation plan maintained by the Company.

(b) Non-Duplication. Notwithstanding the foregoing provisions of Section 9(a) above, and except as specifically provided below, any severance payments or benefits received by a Participant pursuant to the Plan shall be in lieu of any general severance policy or other severance plan maintained by the Company (other than a stock option, restricted stock, share or unit, performance share or unit, supplemental retirement, deferred compensation or similar plan or agreement which may contain provisions operative on a termination of the Participant’s employment or may incidentally refer to accelerated vesting or accelerated payment upon a termination of employment); provided, however, that if a Participant incurs a Qualified Termination in circumstances under which the Participant becomes entitled to severance payments or benefits pursuant to an employment agreement or change in control agreement with the Company, then the Participant shall not be entitled to any severance payments or benefits under the Plan as a result of such Qualified Termination and, in lieu of, and not in duplication of, any severance payments or benefits the Participant would otherwise be entitled to receive under the

Plan, the Participant shall receive the severance payments or benefits to which the Participant is entitled under the employment agreement or change in control agreement, payable or provided under the terms, and subject to the conditions, of the applicable agreement.

10. Certain Tax Matters. In the event it shall be determined that any payment or distribution by the Company to or for the benefit of a Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise) (the “Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the maximum amount that could be paid to the Participant without giving rise to the Excise Tax (the “Safe Harbor Cap”), if the net after-tax benefit to the Participant after reducing the Participant’s Total Payments to the Safe Harbor Cap is greater than the net after-tax (including the Excise Tax) benefit to the Participant without such reduction. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments made pursuant to Section 4(b)(iii) of this Plan, and then to any other payment that triggers such Excise Tax in the following order: (i) reduction of cash payments, (ii) cancellation of accelerated vesting of performance-based equity awards (based on the reverse order of the date of grant), (iii) cancellation of accelerated vesting of other equity awards (based on the reverse order of the date of grant), and (iv) reduction of any other payments due to the Participant (with benefits or payments in any group having different payment terms being reduced on a pro-rata basis). All mathematical determinations, and all determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made under this paragraph, including determinations as to whether the Total Payments to Participant shall be reduced to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made at the Company’s expense by the Company’s then current independent auditors, or such other nationally recognized accounting or valuation firm selected by the Company prior to the relevant Change in Control.

11. Administration. The Compensation Committee shall have complete discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Participants or other persons, to resolve questions (including factual questions) or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. Without limiting the generality of the foregoing, the Compensation Committee is hereby granted the authority (a) to determine whether a particular employee is a Participant, and (b) to determine if a person is entitled to benefits hereunder and, if so, the amount and duration of such benefits. The Compensation Committee shall have no obligation to treat eligible employees or Participants uniformly and the Compensation Committee may make determinations selectively among employees or Participants in its business judgment. The Compensation Committee may delegate, subject to such terms as the Compensation Committee shall determine, any of its authority hereunder to such person or persons from time to time as it may designate. In the event of such delegation, all references to the Compensation Committee in this Plan shall be deemed references to such delegates as it relates to those aspects of the Plan that have been delegated. In this regard, the Compensation Committee has delegated authority to the Chief Executive Officer or Head of Human Resources of Ashland Global Holdings Inc. to administer the Plan; provided that the Compensation Committee reserves to itself any or all of the authority or responsibility of the plan administrator under the Plan or may act as the administrator of the Plan for any and all purposes. Any interpretation or construction of, or determination or action by, the Compensation Committee or the Chief Executive Officer or Head of Human Resources of Ashland Global Holdings Inc. with respect to the Plan and its administration shall be final and binding upon any and all parties and persons affected thereby, subject to the exclusive appeal procedure set forth herein; provided, however, that notwithstanding the foregoing, during the Change in Control Protection Period, any determination by the administrator as to whether “Cause” or “Good Reason” exists will be subject to de novo review by a court of competent jurisdiction. Each Participant irrevocably agrees to submit to the exclusive jurisdiction and venue of the federal and state courts located in the State of Delaware in any court action or proceeding brought with respect to or in connection with the de novo review described in the immediately preceding sentence.

12. Claims for Benefits.

(a) If any Participant believes that he or she is entitled to benefits provided under the Plan and has not received such benefits within the time prescribed by the Plan, such Participant may submit a written claim for payment of such benefits to the Company. The Company shall promptly deliver to the Participant its written decision on the claim, but in no event later than 90 business days after the receipt of the claim. The 90-day period may be extended under special circumstances which require an extension of time. If special circumstances apply, the Participant will be notified before the end of the 90-day period after the claim was received. Such notice will identify the special circumstances and will specify the expected date of the decision. When special circumstances apply, the Company will deliver to the Participant its written decision on the claim not later than 180 days after the claim is received. Such notice of denial (i) shall be in writing, (ii) shall be written in a manner calculated to be understood by the Participant, and (iii) shall contain (A) the specific reason or reasons for denial of the claim, (B) a specific reference to the pertinent Plan provisions upon which the denial is based, (C) a description of any additional material or information necessary to perfect the claim, along with an explanation of why such material or information is necessary, and (D) an explanation of the claim review procedure, in accordance with the provisions of this Section 12(a), and a statement providing that the Participant may file a civil action under Section 502(a) of ERISA following the exhaustion of claims procedures set forth herein. If the decision on review is not furnished within the time prescribed by this Section 12(a), the claim shall be deemed denied.

(b) Within 60 business days after the receipt by the Participant of a written notice of denial of the claim, the Participant may file a written request with the Company that it conduct a full and fair review of the denial of the claim for benefits. As a part of such full and fair review, the Participant (or such Participant’s duly authorized representative) may review and photocopy pertinent documents (including but not limited to the Participant’s personal history file) and submit issues and comments to the Company in writing. The Participant may also submit materials supporting his or her appeal that will be considered by the Company, even if they were not part of the initial claim review. The Company shall make its determination in accordance with the documents governing the Plan insofar as such documents are consistent with the provisions of ERISA.

(c) The Company shall promptly deliver to the Participant its written decision on the review of the claim, but in no event later than 60 business days after the receipt of the request for review. The 60-day period may be extended under special circumstances (such as a conference with the Participant or his or her representative) which require an extension of time. If special circumstances apply, the Participant will be notified before the end of the 60-day period after the request for review was received. Such notice will identify the special circumstances and will specify the expected date of the decision. When special circumstances apply, the Company will deliver to the Participant its written decision on the claim upon review not later than 120 days after the claim is received. Such decision shall (i) be written in a manner calculated to be understood by the Participant, (ii) include the specific reason or reasons for the decision, (iii) contain a specific reference to the pertinent Plan provisions upon which the decision is based, (iv) a statement that the Participant may receive free of charge reasonable access to or copies of documents, records and other information relevant to the claim, and (v) a statement that the Participant may file a civil action under Section 502(a) of ERISA. If the decision on review is not furnished within the time prescribed by this Section 12(c), the claim shall be deemed denied on review. Following the exhaustion of the claims procedures set forth herein and in the event of subsequent civil action, the Participant shall be prohibited from presenting any evidence not considered by or presented to the Company in accordance with the claims procedures hereunder. No cause of action may be brought by a Participant who has received a claim denial later than two years following the date of such claim denial.

(d) Except as otherwise provided by the Compensation Committee, the Head of Human Resources of Ashland Global Holdings Inc. shall administer the claims procedure set forth in this Section 12.

13. Successors.

(a) Company Successors. This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. The Company shall require any such successor to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b) Participant Successors. The rights of a Participant to receive any benefits hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 13(b), the Company shall have no liability or obligation to pay any amount so attempted to be assigned, transferred or delegated.

14. Unfunded Status. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan.

15. Withholding. The Company shall have the right to deduct from all payments made to any person under the Plan any federal, state, local, foreign or other taxes which, in the opinion of the Company, are required to be withheld with respect to such payments.

16. Amendments; Termination. The Compensation Committee expressly reserves the unilateral right, at any time and from time to time, without either the consent of or any prior notification to any Participant, to terminate, modify or amend the Plan in such respects as it shall deem advisable at any time. Notwithstanding the foregoing, during a Change in Control Protection Period, the Plan shall not be subject to termination, modification or amendment in any respect which adversely affects the rights of Participants hereunder (including the removal of an individual as a Participant) without the consent of each Participant so affected. Neither a Participant’s nor the Company’s failure to insist upon strict compliance with any provision of this Plan, or the failure to assert any right a Participant or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Plan.

17. Notices. Any notice provided for in this Plan shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient. Notices to Participant shall be sent to the address of Participant most recently provided to the Company. Notices to the Company should be sent to Ashland Global Holdings Inc., 8145 Blazer Drive, Wilmington, DE 19808, Attention: Head of Human Resources. Notice and communications shall be effective on the date of delivery if delivered by hand, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three business days after having been mailed, if sent by first class mail.

18. Governing Law. This Plan shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Delaware, without regard to conflicts of law principles.

19. Severability. Whenever possible, each provision of this Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Plan shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

20. Headings. Headings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

21. Section 409A.

(a) In General. Section 409A of the Code (“Section 409A”) imposes payment restrictions on “nonqualified deferred compensation” (i.e., potentially including payments owed to a Participant upon termination of employment). Failure to comply with these restrictions could result in negative tax consequences to a Participant, including immediate taxation, interest and a 20% additional income tax. It is the Company’s intent that this Plan be exempt from the application of, or otherwise comply with, the requirements of Section 409A. Specifically, any taxable benefits or payments provided under this Plan are intended to qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the involuntary separation pay exceptions to Section 409A, to the maximum extent possible. Each installment of any taxable benefits or payments provided under this Plan is intended to be treated as a separate payment for purposes of Section 409A. To the extent that Section 409A is applicable to any taxable benefit or payment, and if a Participant is a “specified employee” as determined by the Company in accordance with Section 409A, then notwithstanding any provision in this Plan to the contrary and to the extent required to comply with Section 409A, all such amounts that would otherwise be paid or provided to such Participant during the first six months following the Date of Termination shall instead be accumulated through and paid or provided (without interest) on the first business day following the six-month anniversary of the Date of Termination. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of the Participant’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder. If the period during which the Participant’s Release must become effective and irrevocable in accordance with its terms spans two calendar years, then, to the extent required to comply with Section 409A of the Code, any payment to be made under this Section 4 that is conditioned upon the effectiveness and irrevocability of the Release will commence on the first payroll date that occurs in the second calendar year and after the Release has become effective and irrevocable in accordance with its terms.

(b) Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and the Participant is no longer providing services (at a level that would preclude the occurrence of a “separation from service” within the meaning of Section 409A) to the Company as an employee or consultant, and for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.

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